UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

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January 3, 2012

Dear Fellow Shareholder:

Your Board of Directors seeks your support in electing its slate of 13 experienced and highly qualified nominees at the Oshkosh Annual Meeting of Shareholders on January 27, 2012 — just a few weeks away.  As described below, your Board and management team are singularly focused on increasing the value of your investment in Oshkosh and have taken substantial steps to strengthen the Company and its powerful franchise through these turbulent economic times.

Please take a moment of your time to vote “FOR” the Oshkosh Board’s nominees, using the enclosed WHITE Proxy card today.  You may vote by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Your vote is critically important!

YOUR BOARD’S NOMINEES HAVE THE RIGHT EXPERIENCE AT THE RIGHT TIME –
WITH A REAL PLAN ALREADY IN PLACE TO DELIVER VALUE TO SHAREHOLDERS

•                  Over the past three years, your Company has generated a total shareholder return of nearly 45%, and over the past 15 years we have achieved a total shareholder return of over 18.5% on an annualized basis.  Our 15-year return is well in excess of the 5.9% annualized return for the S&P 500, and at the same time we’ve grown our business from $413 million in revenue to $7.585 billion in revenue, representing a compound annual growth rate (CAGR) of approximately 21%.(1)

•                  In the face of unprecedented market challenges, your Board and management team have taken decisive action to improve performance, including implementing the MOVE strategy.  Under the stewardship of your Board, Oshkosh has:

•                  Achieved the number #1 or #2 brands in virtually all of its markets, with 98% of sales represented by the #1 brands in their respective markets, while delivering vehicles that have been saving the lives of American service men and service women;

(1)  Data per Oshkosh Form 10-K filings and Bloomberg. Oshkosh revenue figures for fiscal years ending 30-Sep-1996 and 30-Sep-2011.  Total shareholder return for three years for Oshkosh is from 30-Sep-2008 to 05-Dec-2011.  Total shareholder returns for 15 years for Oshkosh and the S&P 500 are from 30-Sep-1996 to 05-Dec-2011.

•                  Developed innovative, profitable products like the M-ATV, which as of September 30, 2011, has generated approximately $5.8 billion in sales and strong margins;

•                  Cut approximately $200 million in costs in fiscal 2009 and reduced our manufacturing facilities by approximately 20% since 2008, with no reduction in capacity;

•                  Reduced debt by approximately $2 billion since March 31, 2008; and

•                  Increased net sales outside the U.S. from 10% in fiscal 2010 to 17% in fiscal 2011, with a goal to increase non-U.S. net sales to 30% as our international strategy gains traction.

•                  Your independent Board is comprised of highly qualified, proven business leaders with a broad range of complementary experience in industrial manufacturing, defense, finance, private equity, risk management and other areas essential to Oshkosh’s businesses.  Certain Oshkosh directors also have distinguished careers working for and serving the Company’s primary customer, the U.S. Department of Defense.  Your Board’s substantial experience in interacting with, and overseeing businesses involving, defense and our other end markets, has been critical to our continued success.

YOUR BOARD URGES YOU TO REJECT CARL ICAHN’S NOMINEES AND
SIMPLY DISCARD ANY GOLD PROXY CARD YOU MAY RECEIVE

•                  Mr. Icahn has not demonstrated that he has a plan or a team that can lead your Company and deliver value to all Oshkosh shareholders.  Mr. Icahn is seeking to control nearly half of the Oshkosh Board, yet has provided no substantive ideas or analyses to enhance value for all shareholders.  Instead — only days prior to the nomination deadline — Mr. Icahn cobbled together a slate of four candidates who are currently employed by him or one of his entities and another who has had a long relationship with Mr. Icahn since their college days.

•                  We have met with Mr. Icahn and his team multiple times and they provided positive feedback regarding Oshkosh, our management team and our current strategy.  During those meetings, Mr. Icahn also confirmed that he does not understand the defense business or the issues facing defense suppliers.  Furthermore, it seems Mr. Icahn himself may not be certain of his intentions for Oshkosh, or at least has not been willing to offer up any analysis for substantive discussion with the Company.

YOUR BOARD’S DIRECTOR NOMINEES ARE COMMITTED TO
SERVING THE INTERESTS OF ALL OSHKOSH SHAREHOLDERS –
PLEASE VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment by voting the WHITE proxy card.  We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any GOLD proxy card sent to you by Mr. Icahn.

With its leading products, Oshkosh safely, efficiently and cost-effectively moves people and materials around the globe, around the clock.  Our vehicles perform important missions to help save lives of our American service men and service women in Afghanistan, improve emergency personnel response and rescues, and build roads and buildings.  On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Richard M. Donnelly	Charles L. Szews
Chairman of the Board of Directors	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-9499

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any GOLD proxy card sent to you by Mr. Icahn, as doing so will cancel any vote you submitted earlier using the WHITE proxy card.

Forward-Looking Statements

This letter contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this letter, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the expected level and timing of DoD procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to a proxy fight and other actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 16, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in this letter. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.